Exhibit 16.1

KPMG LLP Suite 1100 4655 Executive Drive San Diego, CA 92121-3132

October 6, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Equillium, Inc. and, under the date of March 27, 2025, we reported on the consolidated financial statements of Equillium, Inc. as of and for the years ended December 31, 2024 and 2023. We were previously engaged as principal accountants to audit the consolidated financial statements of Equillium, Inc. as of and for the year ending December 31, 2025. On September 30, 2025, we were dismissed. We have read Equillium, Inc.’s statements included under Item 4.01 of its Form 8-K dated October 6, 2025, and we agree with such statements except that we are not in a position to agree or disagree with Equillium, Inc.’s statements included in Item 4.01(b). This letter should not be regarded as in any way updating the aforementioned report or representing that we performed any procedures subsequent to the date of such report.

Very truly yours,

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.